EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-52612 and 333-110521 of ClubCorp, Inc. on Form S-8; Post-Effective Amendment No. 1 to Registration Statements Nos. 33-89818, 333-08041, and 333-57107 on Form S-8; and Post-Effective Amendment No. 3 to Registration Statement No. 33-96568 on Form S-8 of our report dated June 28, 2005 relating to the financial statements and financial statement schedules of the ClubCorp, Inc. Employee Stock Ownership Plan (which report includes an explanatory paragraph referring to the nondisclosure of historical cost information of certain plan assets in the December 31, 2004 Schedule of Assets (Held at end of year)), appearing in the Annual Report on Form 11-K of the ClubCorp Employee Stock Ownership Plan, for the year ended December 31, 2004.

Deloitte & Touche LLP

Dallas, Texas

June 28, 2005